Exhibit 99.1

SECOND QUARTER 2011 UPDATE	AUGUST 2011

Dear Stockholders,
The second quarter of 2011 was a productive one for us as we continued to execute on our business objectives.

Increased Royalty Revenue
Total revenue for the second quarter of 2011 was $122.1 million as compared with $120.3 million for the same quarter of 2010. Revenue growth was driven largely by increased first quarter 2011 sales by our licensees of Herceptin®, Lucentis®, and Tysabri® for which PDL received royalties in the second quarter of 2011. Increases were offset, in part, by reduced royalties on sales of Avastin®. Sales of Avastin (and thus PDL’s royalties), particularly in the United States, have been adversely affected by controversy over whether it should continue to be approved for the treatment of a form of breast cancer known as HER2-negative. (This is different from the breast cancer treated by Herceptin, as discussed below, which is HER2-positive.) For more information, please see the Licensed Product Update section below. The regularly scheduled royalty payment from Genentech included royalties generated on both U.S. and ex-U.S. manufactured products and sales.

Sales of Avastin, Herceptin and Lucentis are subject to a tiered royalty rate for product that is made or sold in the United States and a flat royalty rate of three percent for product that is manufactured and sold outside of the United States. The net sales thresholds and the applicable royalty rates for product that is made or sold in the United States are outlined below:

Royalty Rate
Net sales up to $1.5 billion	3.0%
Net sales between $1.5 billion and $2.5 billion	2.5%
Net sales between $2.5 billion and $4.0 billion	2.0%
Net sales exceeding $4.0 billion	1.0%

Reported sales of Herceptin, which is sold by Genentech in the United States and by Roche outside of the United States, increased 16 percent in the first quarter of 2011 when compared to the same period for 2010. Herceptin is approved for the treatment of HER2-positive breast cancer and stomach cancer. HER2 is a protein called human epidermal growth factor receptor 2 (HER2), which promotes the growth of cancer cells. In about 1 of every 5 breast cancers, the cancer cells make an excess of HER2 due to a gene mutation. Roche recently reported that sales growth is being driven by increased sales in lesser developed countries and the ongoing launch of Herceptin for stomach cancer. Additionally, Roche reported that improvements in the quality of HER2 testing are expanding the patient population eligible for treatment with Herceptin. Ex-U.S. manufactured and sold Herceptin sales declined to 30 percent of total Herceptin sales in the first quarter of 2011 from 47 percent in the first quarter of 2010.

Reported sales for Lucentis, which is sold by Genentech and Roche in the United States and by Novartis internationally, increased 35 percent in the first quarter of 2011 when compared to the same period for the prior year. Lucentis is approved for the treatment of age-related macular degeneration (AMD) in the United States and Europe. Lucentis received approval for the treatment of macular edema following retinal vein occlusion in June 2010 in the United States as well as approval for diabetic macular edema in Europe in January 2011. Roche and Novartis recently reported that first quarter sales grew by 35 percent in the United States and 18 percent internationally due to continued growth in the treatment of AMD and increased uptake in the new indications. All sales of Lucentis were from inventory produced in the United States. Our reported revenue of $122.1 this quarter is net of the payment due under our February 2011 settlement agreement with Novartis and the payment is based on a portion of the royalties that we receive for Lucentis sales made by Novartis, which were sales outside of the United States, during the first quarter of 2011.

Reported sales of Tysabri, which is sold by Biogen Idec, increased 24 percent in the first quarter of 2011 when compared to the same period in 2010. Tysabri is approved for adult patients with relapsing forms of multiple sclerosis (MS) to slow the worsening of physical disability that is common in patients with MS and decrease the number of flare-ups (relapses). Biogen Idec recently announced that, at the end of the second quarter of 2011, approximately 61,500 patients were on therapy worldwide compared to 59,100 in the first quarter of 2011.  Biogen Idec recently introduced a test that allows physicians to identify which patients may be at risk for developing a rare and sometimes fatal brain infection associated with longer term Tysabri-treatment, known as PML.  This increase in net patients suggests that physicians are increasingly comfortable prescribing Tysabri for those patients not at risk of PML as determined by the new test.  Tysabri royalties are determined at a flat rate as a percent of sales regardless of location of manufacture or sale.

The sales information presented above is based on information provided by our licensees in their quarterly reports to us as well as from public disclosures made by our licensees.

June 2011 Dividend Payment
In February, our board of directors declared a regular, quarterly dividend of $0.15 for every share of common stock. The dividends are payable on March 15, June 15, September 15 and December 15 to all stockholders who own shares of PDL on March 8, June 8, September 8 and December 8, the record dates for each of the dividend payments, respectively. We paid $21 million to our stockholders on both March 15 and June 15, 2011, using earnings generated during the first six months of 2011 and cash on hand.

Non-GAAP Earnings per Share
We report our earnings per share according to accounting principles generally accepted in the United States (GAAP). This quarter, we believe that providing financial information taking out certain one-time expense items associated with our convertible note repurchase and redemption activities may provide a more accurate picture of our core business operations, when reviewed together with our GAAP financial information.

The effect of the non-GAAP adjustments to earnings per share for the three months ended June 30, 2011, was to increase net income per diluted share from $0.38 per share to $0.39 per share and there was no change for the six months ended June 30, 2011. For the three and six months ended June 30, 2010, the effect of the non-GAAP adjustments was to increase net income per diluted share from $0.30 per share to $0.38 per share and from $0.44 per share to $0.52 per share, respectively.

2012 Notes Redemption and Issuance of $155.25 Million of May 2015 Notes
In May, we issued $155.25 million in new 3.75% Convertible Senior Notes due May 1, 2015 (the May 2015 Notes), in an underwritten public offering. The May 2015 Notes were issued at an initial conversion ratio of 126.2985 shares of our common stock per $1,000 principal amount of the May 2015 Notes, or a conversion price of approximately $7.92 per share. The conversion ratio was subsequently adjusted to 129.2740 shares of our common stock per $1,000 of principal amount, or a conversion price of approximately $7.74 per share, in connection with the cash dividend paid on June 15, 2011.

The May 2015 Notes can be converted on or after November 1, 2014, or after certain conditions described in the indenture are met. If the May 2015 Notes are converted, they will “net share settle.” This means that when a note holder converts his holdings, if the conversion value of the note is more than the principal amount, the principal amount is due in cash and the difference between the conversion value and the principal amount is due to the note holder in shares of PDL common stock. Thus, only when the conversion value is more than the principal amount is the amount of that “excess” payable in shares and dilutive to stockholders. Finally, only when there is an excess will the shares associated with the excess be used in determining net income per diluted share (EPS).

At the same time we issued the May 2015 Notes, we entered into privately negotiated transactions for options and warrants which synthetically increased the initial conversion price of approximately $7.92 per share to approximately $9.315 per share of our common stock for each $1,000 of principal outstanding. These conversion prices were subsequently adjusted down with the payment of our June 15 dividend to approximately $7.74 and $9.10, respectively.

In June, we used the money we received from the offering of the May 2015 Notes to redeem the remaining $133.5 million of our 2.00% Convertible Senior Notes due February 15, 2012 (the 2012 Notes), at a price of 100.29 percent of the principal amount. The total cost of buying back the notes was $134.9 million, which includes accrued but unpaid interest of $1.0 million. With this transaction, the 2012 Notes were fully retired. When the 2012 Notes were retired, they were convertible into 19.7 million shares of common stock. Going forward, these shares will be excluded when we calculate diluted EPS which will have a positive impact on diluted EPS.

Convertible Notes Conversion Ratio Adjustments
In connection with the dividend payment on June 15, 2011, the conversion ratios for our convertible notes increased. The conversion ratio for our 2.875% Convertible Senior Notes due February 15, 2015 (the 2015 Notes), was adjusted to 147.887 shares of common stock per $1,000 principal amount, or a conversion price of approximately $6.76 per share, effective June 9, 2011. The conversion ratio for the May 2015 Notes was adjusted to 129.2740 shares of common stock per $1,000 principal amount, or a conversion price of approximately $7.74, effective June 6, 2011.

Genentech and Roche Dispute
In August 2010, we received a letter from Genentech, sent on behalf of Roche and Novartis, asserting that Avastin, Herceptin, Lucentis and Xolair® (the Genentech Products) do not infringe our supplementary protection certificates (SPCs) granted to us by various countries in Europe for each of the Genentech Products and seeking a response to these assertions. SPCs are intended to extend the duration of patent life to compensate for some of the patent time lost while seeking government approval to market a drug.

We responded to Genentech, stating that we believe its declarations are without merit and that we disagreed fundamentally with its assertions of non-infringement with respect to the Genentech Products. In August 2010, we filed a complaint in the Second Judicial District of Nevada, Washoe County, against Genentech and Roche seeking to enforce our rights under our 2003 settlement agreement with Genentech and an order from the court declaring that Genentech is obligated to pay royalties to us on sales of the Genentech Products that are manufactured and sold outside of the United States.

On July 7, 2011, the Second Judicial District Court of Nevada ruled in our favor on two motions to dismiss filed by Genentech and Roche in this lawsuit. The court denied Genentech and Roche’s motion to dismiss four of PDL’s five claims for relief and, further, denied Roche’s separate motion to dismiss for lack of personal jurisdiction. The court dismissed one of PDL’s claims that Genentech committed a bad-faith breach of the covenant of good faith and fair dealing stating that, based on the current state of the pleadings, no “special relationship” had been established between Genentech and PDL, as required under Nevada law.

The effect of the Court’s ruling is that we are permitted to continue to pursue four key claims:
1.	That Genentech is obligated to pay royalties to PDL on international sales of the Genentech Products;
2.	That Genentech, by challenging, at the behest of Roche and Novartis, whether PDL’s SPCs cover the Genentech Products breached its contractual obligations to PDL under the 2003 settlement agreement;
3.	That Genentech breached the implied covenant of good faith and fair dealing with respect to the 2003 settlement agreement; and
4.	That Roche intentionally and knowingly interfered with PDL’s contractual relationship with Genentech in conscious disregard of PDL’s rights.

We are seeking monetary compensation, including liquidated damages and other monetary remedies defined in the 2003 settlement agreement, punitive damages and attorney’s fees, as a result of Genentech and Roche’s conduct. The ultimate outcome of this litigation is uncertain and we may not be successful in our allegations.

Licensed Product Development and Regulatory Updates
ACTEMRA® (tocilizumab):
•
On May 26, 2011, Roche announced positive data using the drug Actemra/RoActemra to treat patients with rheumatoid arthritis. The clinical trial showed that treatment with Actemra alone was as effective as treating patients with two drugs, Actemra and methotrexate.

•
On July 19, 2011, Chugai announced that an injection of Actemra under the skin is about as effective in treating rheumatoid arthritis as an injection of Actemra into the vein. Based on these data, the company plans to file for approval in Japan in 2012.

AVASTIN® (bevacizumab): There were several updates regarding Avastin in the last three months:
•
On June 4, 2011, Roche reported positive results from a Phase 3 clinical trial in women who have cancer in their ovaries that has previously been treated but returned. Women who received treatment with Avastin and chemotherapy drugs (gemcitabine and carboplatin), and then Avastin alone, were less likely to have their cancer get worse when compared to women who received chemotherapy alone.

•
On June 30, 2011, Roche announced that a special panel of advisors to the U.S. Food and Drug Administration (FDA) recommended that the FDA should take away the approval of Avastin in combination with paclitaxel chemotherapy as the first treatment alternative for women with HER2-negative breast cancer that has spread beyond the breast (metastatic breast cancer). Avastin plus paclitaxel is still FDA-approved for women with HER2-negative metastatic breast cancer. The FDA commissioner will make the final decision on whether Avastin should remain approved for metastatic breast cancer. The appeals panel’s recommendation has no impact on Avastin’s approved uses for other cancers or the use of Avastin for metastatic breast cancer in other countries.

•
On June 30, 2011, the regulatory authority in Europe, the European Commission, added the use of Avastin with the chemotherapy drug Xeloda® (capecitabine) for first-time treatment of women with metastatic breast cancer.

•	Also on June 30, 2011, Medicare announced that it would continue to cover use of Avastin for patients with breast cancer.
•	On July 20, 2011, the expert breast cancer panel of the National Comprehensive Cancer Network recommended the use of Avastin plus paclitaxel as a therapeutic option for metastatic breast cancer.

LUCENTIS® (ranibizumab): There were several updates on Lucentis during the last three months:
•
On April 28, 2011, The New England Journal of Medicine reported results from the National Eye Institute’s CATT study that compared different doses and treatment frequencies of Lucentis and Avastin to treat AMD. The results showed that less expensive drug Avastin was about the same as the more expensive drug Lucentis in improving the number of lines of letters on an eye chart that patients can read following one year of treatment.

•
On May 4, 2011, Genentech and Novartis reported data from a new analysis conducted by Johns Hopkins University that showed the risk of death and stroke is higher for patients treated with Avastin injected directly into the eye when compared to Lucentis injected in the same manner.

•
On June 6, 2011, Novartis announced that Lucentis had been approved in Europe for the treatment of vision that is impaired as a result of macular edema, or swelling in the eye, that results from the blockage of blood to a specific area of the eye called the retina.

•
On June 28, 2011, Genentech reported positive results from two pivotal Phase 3 clinical studies in patients with swelling in their eyes due to complications of diabetes. Both studies showed that patients treated with Lucentis experienced significant, rapid and sustained improvement in vision compared to those who received an injection with no medicine. Additional analyses showed that patients who received Lucentis were significantly more likely to achieve 20/40 vision and experience less progression of their underlying diabetic retinopathy disease.

TYSABRI® (natalizumab): On June 22, 2011, Biogen Idec and Elan Corporation announced that the European Commission approved the addition of whether or not a patient tests positive for antibodies against JC virus to determine whether a patient is a good candidate for Tysabri treatment. Tysabri is a prescription medicine used to treat multiple sclerosis and Crohn’s disease in people who have not been helped by other medicines. Unfortunately, this medicine can increase the risk that the person may develop progressive multifocal leukoencephalopathy (PML) which is caused by the JC virus, a rare viral infection of the brain.

PERTUZUMAB:  On July 15, 2011, Roche announced positive results from a Phase 3 clinical trial using the experimental drug pertuzumab combined with two other medicines, Herceptin (trastuzumab) and docetaxel chemotherapy, to treat patients with HER2-positive metastatic breast cancer. Patients treated with the combination of pertuzumab, Herceptin and docetaxel lived significantly longer without their disease getting worse than people who received Herceptin and docetaxel alone. Based on these data, Roche plans to seek approval with various health authorities this year.

BAPINEUZUMAB: There were several updates regarding Avastin in the last three months:
•
On May 26, 2011, Johnson & Johnson stated that it will seek U.S. regulatory approval of bapineuzumab in 2012 or 2013. This drug was linked to a reversible side effect similar to swelling of the brain when given at high doses in study results released last year.

•	On July 12, 2011, academic and industry experts convinced U.S. regulators to ease safety restrictions imposed on clinical trials of Alzheimer’s drugs, including bapineuzumab.

•
On July 19, 2011, researchers from Pfizer and Johnson & Johnson reported long-term safety of 194 patients in a mid-stage trial of the drug that stayed on treatment after the initial phase ended. The brain swelling condition, called vasogenic edema, which caused safety concerns early on in the trial, may decrease over time.

In closing, we will continue to evaluate alternatives to increase return for our stockholders and we will keep you apprised of our progress.

Sincerely,

John P. McLaughlin
President and Chief Executive Officer
PDL BioPharma, Inc.
August 2011

Forward-looking Statements
This document contains forward-looking statements. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:
•	The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;

•	The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;

•	The ability of our licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;

•	Changes in any of the other assumptions on which PDL's projected royalty revenues are based;

•	The outcome of pending litigation or disputes;

•	The change in foreign currency exchange rates; and

•	The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this document are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.